Exhibit 8.1

Subsidiaries of AudioCodes, Ltd.

AudioCodes Inc

AudioCodes National Inc.

Ai-Logix Inc

AudioCodes Europe Limited

AudioCodes Brasil Equipamentos de Voz sobre IP Ltda